Exhibit 99.1
Gibraltar Industries Announces New Five-Year $235 Million Credit Facility
Buffalo, NY October 13, 2011
Gibraltar Industries, Inc. (Nasdaq: ROCK) announced today that it has closed on a new $235 million credit agreement which includes a $200 million senior secured revolving credit facility with a five-year maturity as well as a $35 million term loan commitment. The new facility replaces a $200 million senior secured revolving credit facility that was due to expire in August 2012. There were no draws on the revolver as of September 30, 2011.
In addition to the increase in the facility size, the new agreement will reduce Gibraltar’s cost of borrowing and provide additional financial flexibility. The facility will be used for general corporate purposes, including funding future acquisitions.
Ten banks participated in the transaction with KeyBank as Lead Arranger and Administrative Agent, J.P. Morgan Chase Bank and Bank of America as Co-Syndication Agents, and M&T Bank, RBS Citizens and HSBC Bank serving as Co-Documentation Agents.
“We have successfully increased the size, reduced the cost and extended the term of our credit agreement,” said Kenneth Smith, Gibraltar’s Chief Financial Officer. “We are very pleased to continue to work with a group of banks that support our growth strategy. This new agreement underscores our commitment to strengthen our balance sheet and enhance financial flexibility in order to help execute on our growth strategy. We have reduced our net debt to $207 million as of September 30, 2011, from a peak of $554 million reached in August 2007, as a result of strong cash flow aided by cost-reduction initiatives, solid operating performance, and improved working capital management.”
About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and nonresidential repair and remodeling, as well as construction of industrial facilities and public infrastructure. The Company generates more than 80% of its sales from products that hold the #1 or #2 positions in their markets, and serves customers across the U.S. and throughout the world from 42 facilities in 20 states, Canada, England and Germany. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.